Exhibit 99.1

Protara Therapeutics Announces Third Quarter 2022 Financial Results and Business Overview

- Dose Escalation Ongoing in Phase 1 ADVANCED-1 Study of TARA-002 for the Treatment of Non-Muscle Invasive Bladder Cancer -

- Following Recent Feedback from the U.S. Food and Drug Administration, Phase 2 Study of TARA-002 in Lymphatic Malformations Expected to Initiate in 2023 -

- Strong Cash, Cash Equivalents and Investments Position of $107.1M as of September 30, 2022 Now Expected to Fund Operations Into 2H2024 -

NEW YORK, November 3, 2022 – Protara Therapeutics, Inc. (Nasdaq: TARA), a clinical-stage company developing transformative therapies for the treatment of cancer and rare diseases, today announced financial results for the third quarter ended September 30, 2022 and provided a business update.

“We continue to make meaningful progress with dose escalation in the ongoing Phase 1a portion of our ADVANCED-1 study of TARA-002 in non-muscle invasive bladder cancer (NMIBC), and look forward to ultimately utilizing these data, as well as data from our ongoing preclinical work, to design effective later-stage clinical trials in this indication,” said Jesse Shefferman, Chief Executive Officer of Protara Therapeutics. “We are pleased to share that we have received initial feedback from the U.S. Food and Drug Administration (FDA) on our proposed Phase 2 study protocol evaluating TARA-002 in Lymphatic Malformations (LMs), and now expect to initiate the study in 2023. LMs represents a highly underserved rare pediatric indication for which we believe TARA-002 could serve as a much-needed treatment option.”

Recent Highlights

TARA-002 in NMIBC

●	Dose escalation remains ongoing in the Phase 1a portion of the Company’s ADVANCED-1 clinical trial evaluating TARA-002, an investigational cell-based immunopotentiator, for the treatment of NMIBC. The Phase 1a dose escalation portion of the trial is designed to identify a safe and tolerable dose of TARA-002 to be further evaluated in the Phase 1b expansion portion of the trial.

TARA-002 in LMs

●	Protara recently received initial feedback from the Vaccines and Related Products Division of the FDA on the protocol for the proposed Phase 2 study evaluating TARA-002 in LMs. The Company is in the process of finalizing the trial design and expects to commence study start-up activities in the first half of 2023.

IV Choline Chloride in Intestinal Failure Associated Liver Disease (IFALD)

●	The Company’s prospective study to enhance understanding of the incidence of IFALD in patients dependent on parenteral nutrition remains ongoing. Protara expects to use results from the prospective study, as well as its previously completed retrospective study, to inform next steps for the IV Choline Chloride development program.

Third Quarter 2022 Financial Results

●	As of September 30, 2022, cash, cash equivalents and marketable debt securities were $107.1 million. The Company now expects its current cash and cash equivalents will be sufficient to fund its planned operations into the second half of 2024.

●	Research and development (R&D) expenses for the third quarter of 2022 decreased to $3.5 million from $4.1 million during the third quarter of 2021. The decreased R&D expenses were primarily due to lower regulatory costs relative to regulatory expense in the comparable three months ended September 30, 2021, when the Company filed its Investigational New Drug application for TARA-002.

●	General and administrative expenses for the third quarter of 2022 decreased to $4.5 million from $6.7 million for the prior year period. The decrease was primarily due to a decrease of $1.2 million in stock-based compensation expense, a decrease of $0.2 million in compensation, benefits and other employee-related expenses, and a decrease of $0.6 million in market development expenses.

●	For the third quarter of 2022, Protara reported a net loss of $7.7 million, or $0.68 per share, compared with a net loss of $10.8 million, or $0.96 per share, for the same period in 2021. Net loss for the third quarter of 2022 included approximately $1.4 million of stock-based compensation expenses.

About TARA-002

TARA-002 is an investigational cell therapy in development for the treatment of NMIBC and LMs for which it has been granted Rare Pediatric Disease Designation by the U.S. Food and Drug Administration. TARA-002 was developed from the same master cell bank of genetically distinct group A Streptococcus pyogenes as OK-432, a broad immunopotentiator marketed as Picibanil® in Japan and Taiwan by Chugai Pharmaceutical Co., Ltd. Protara has successfully demonstrated manufacturing comparability between TARA-002 and OK-432.

When TARA-002 is administered, it is hypothesized that innate and adaptive immune cells within the cyst or tumor are activated and produce a strong immune cascade. Neutrophils, monocytes and lymphocytes infiltrate the abnormal cells and various cytokines, including interleukins IL-2, IL-6, IL-8, IL-10, IL-12, interferon (IFN)-gamma, tumor necrosis factor (TNF)-alpha, granulocyte colony-stimulating factor, and granulocyte-macrophage colony-stimulating factor are secreted by immune cells to induce a strong local inflammatory reaction and destroy the abnormal cells.

About Non-Muscle Invasive Bladder Cancer (NMIBC)

Bladder cancer is the 6th most common cancer in the United States, with NMIBC representing approximately 80% of bladder cancer diagnoses. Approximately 65,000 patients are diagnosed with NMIBC in the United States each year. NMIBC is cancer found in the tissue that lines the inner surface of the bladder that has not spread into the bladder muscle.

About Lymphatic Malformations (LMs)

LMs are rare, congenital malformations of lymphatic vessels resulting in the failure of these structures to connect or drain into the venous system. Most LMs are present in the head and neck region and are diagnosed in early childhood during the period of active lymphatic growth, with more than 50% detected at birth and 90% diagnosed before the age of 3 years. The most common morbidities and serious manifestations of the disease include compression of the upper aerodigestive tract, including airway obstruction requiring intubation and possible tracheostomy dependence; intralesional bleeding; impingement on critical structures, including nerves, vessels, lymphatics; recurrent infection, and cosmetic and other functional disabilities.

About IV Choline Chloride and Intestinal Failure-associated Liver Disease (IFALD)

IV Choline Chloride is an investigational, intravenous (IV) phospholipid substrate replacement therapy initially in development for patients receiving parenteral nutrition (PN) who have IFALD. Choline is a known important substrate for phospholipids that are critical for healthy liver function. Because PN patients cannot sufficiently absorb adequate levels of choline and no available PN formulations contain sufficient amounts of choline to correct this deficiency, PN patients often experience a prolonged progression to hepatic failure and death, with the only known intervention being a dual small bowel/liver transplant. If approved, IV Choline Chloride would be the first approved therapy for IFALD. It has been granted Orphan Drug Designations (ODDs) by the FDA for the treatment of IFALD and the prevention of choline deficiency in PN patients.

About Protara Therapeutics, Inc.

Protara is committed to identifying and advancing transformative therapies for people with cancer and rare diseases. Protara’s portfolio includes its lead program, TARA-002, an investigational cell-based therapy being developed for the treatment of non-muscle invasive bladder cancer and lymphatic malformations, and IV Choline Chloride, an investigational phospholipid substrate replacement therapy for the treatment of intestinal failure-associated liver disease. For more information, visit www.protaratx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Protara may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words or expressions referencing future events, conditions or circumstances that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such forward-looking statements include but are not limited to, statements regarding Protara’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Protara’s business strategy, including its development plans for its product candidates and plans regarding the timing or outcome of existing or future clinical trials; statements related to expectations regarding interactions with the FDA, including potential alignment with the FDA on, and finalization of, clinical trial design for TARA-002 in pediatric LM patients; Protara’s financial footing; statements regarding the anticipated safety or efficacy of Protara’s product candidates; and Protara’s outlook for the remainder of the year. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that contribute to the uncertain nature of the forward-looking statements include: risks that Protara’s financial guidance may not be as expected, as well as risks and uncertainties associated with: Protara’s development programs, including the initiation and completion of non-clinical studies and clinical trials and the timing of required filings with the FDA and other regulatory agencies; the impact of the COVID-19 pandemic on Protara’s business and the global economy as well as the impact on Protara’s contract research organizations, study sites or other clinical partners; general market conditions; changes in the competitive landscape; changes in Protara’s strategic and commercial plans; Protara’s ability to obtain sufficient financing to fund its strategic plans and commercialization efforts; having to use cash in ways or on timing other than expected; the impact of market volatility on cash reserves; the loss of key members of management; the impact of general U.S. and foreign, economic, industry, market, regulatory or political conditions; and the risks and uncertainties associated with Protara’s business and financial condition in general, including the risks and uncertainties described more fully under the caption “Risk Factors” and elsewhere in Protara’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Protara undertakes no obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.

PROTARA THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of
	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$47,498	$35,724
Marketable debt securities	48,819	55,505
Prepaid expenses and other current assets	2,350	1,883
Total current assets	98,667	93,112
Restricted cash, non-current	745	745
Marketable debt securities, non-current	10,760	39,467
Property and equipment, net	1,662	1,719
Operating lease right-of-use asset	6,506	7,171
Goodwill	29,517	29,517
Other assets	734	865
Total assets	$148,591	$172,596

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$456	$954
Accrued expenses	2,354	2,489
Operating lease liability	901	855
Total current liabilities	3,711	4,298
Operating lease liability, non-current	5,702	6,384
Total liabilities	9,413	10,682
Commitments and contingencies (Note 8)
Stockholders’ Equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares: Series 1 Convertible Preferred Stock, 8,028 shares authorized at September 30, 2022 and December 31, 2021, 8,027 shares issued and outstanding as of September 30, 2022 and December 31, 2021.	-	-
Common stock, $0.001 par value, authorized 100,000,000 shares: Common stock, 11,267,389 and 11,235,731 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.	11	11
Additional paid-in capital	261,294	256,126
Accumulated deficit	(120,997)	(94,012)
Accumulated other comprehensive income (loss)	(1,130)	(211)
Total stockholders’ equity	139,178	161,914
Total liabilities and stockholders’ equity	$148,591	$172,596

PROTARA THERAPEUTICS, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Operating expenses:
Research and development	$3,466	$4,093	$11,819	$17,020
General and administrative	4,508	6,737	15,734	20,182
Total operating expenses	7,974	10,830	27,553	37,202
Loss from operations	(7,974)	(10,830)	(27,553)	(37,202)
Other income (expense), net:
Interest and investment income	283	53	568	178
Other income (expense), net	283	53	568	178
Net loss	(7,691)	(10,777)	(26,985)	(37,024)

Net loss per share attributable to common stockholders, basic and diluted	$(0.68)	$(0.96)	$(2.40)	$(3.30)
Weighted-average shares outstanding, basic and diluted	11,265,475	11,235,507	11,256,995	11,231,513
Other comprehensive income (loss):
Net unrealized (loss) gain on marketable debt securities	(8)	62	(919)	(39)
Other comprehensive income (loss)	(8)	62	(919)	(39)
Comprehensive Loss	$(7,699)	$(10,715)	$(27,904)	$(37,063)

Company Contact:

Justine O’Malley
Protara Therapeutics
Justine.OMalley@protaratx.com
646-817-2836